Exhibit 10.2
COMMERCEHUB, INC.
2016 OMNIBUS INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (including Schedule I hereto, this “Agreement”) is made as of the date set forth on Schedule I hereto (the “Grant Date”), by and between CommerceHub, Inc. (the “Company”) and the grantee set forth on Schedule I hereto (the “Grantee”), in respect of an Award of Options granted by the Plan Administrator (as defined on Schedule I hereto) as set forth in this Agreement.
The Company has adopted the CommerceHub, Inc. 2016 Omnibus Incentive Plan (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible persons as specified in the Plan. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.
Pursuant to the Plan, the Plan Administrator has determined that it is in the interest of the Company and its stockholders to award Options to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the service or employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.Definitions. The following terms, when used in this Agreement, have the following meanings:
“Base Price” means, with respect to each type of Common Stock for which Options are granted hereunder, the amount set forth on Schedule I hereto as the Base Price for such Common Stock, which is the Fair Market Value of a share of such Common Stock on the Grant Date.
“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Albany, New York, are required or authorized to be closed.
“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.
“Close of Business” means, on any day, 5:00 p.m., Albany, New York time.
“Common Stock” has the meaning specified on Schedule I hereto.
“Company” has the meaning specified in the preamble to this Agreement.
“Grant Date” has the meaning specified in the preamble to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.

“Options” has the meaning specified in Section 2.
“Option Share” has the meaning specified in Section 4(c)(i).
“Option Termination Date” has the meaning specified on Schedule I hereto.
“Plan” has the meaning specified in the recitals of this Agreement.
“Plan Administrator” has the meaning specified on Schedule I hereto.
“Required Withholding Amount” has the meaning specified in Section 5.
“Section 409A” has the meaning specified in Section 21.
“Term” has the meaning specified in Section 2.
“Unvested Fractional Option” has the meaning specified in Section 3(b).
“Vesting Date” has the meaning specified in Section 3(a).
“Vesting Percentage” has the meaning specified in Section 3(a).
“Voluntary Termination for Good Reason” has the meaning specified in Section 3(f).
2.    Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date nonqualified stock options to purchase from the Company the number and type of shares of Common Stock authorized by the Plan Administrator at the applicable Base Price, in each case as set forth on Schedule I hereto, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Options”). The Options are exercisable as set forth in Section 3 during the period commencing on the Grant Date and expiring at the Close of Business on the Option Termination Date (the “Term”), subject to earlier termination as provided in Section 7. However, if the Term expires when trading in the Common Stock is prohibited by law or the Company’s insider trading policy, then the Term shall expire on the 30th day after the expiration of such prohibition. No fractional shares of Common Stock will be issuable upon exercise of an Option, and the Grantee will receive, in lieu of any fractional share of such Common Stock that the Grantee otherwise would receive upon such exercise, cash equal to the fraction representing such fractional share multiplied by the Fair Market Value of one share of such Common Stock as of the date on which such exercise is considered to occur pursuant to Section 4.
3.    Conditions of Exercise. Unless otherwise determined by the Plan Administrator in its sole discretion, the Options will be exercisable only in accordance with the conditions stated in this Section 3.
(a)    Except as otherwise provided in Section 10.1(b) of the Plan, the Options may be exercised only to the extent they have become exercisable in accordance with the provisions of this Section 3(a) or Section 3(b), and subject to the provisions of Section

3(c). That number of each type of Options that is equal to the fraction or percentage specified as the vesting percentage on Schedule I hereto (the “Vesting Percentage”) of the total number of such type of Options that are subject to this Agreement, in each case rounded down to the nearest whole number of such type of Options, shall become exercisable on each of the vesting dates specified on Schedule I hereto (each such date, together with any other date on which Options vest pursuant to this Agreement, a “Vesting Date”).
(b)    If rounding pursuant to Section 3(a) prevents any portion of an Option from becoming exercisable on a particular Vesting Date (any such portion, an “Unvested Fractional Option”), one additional Option to purchase a share of the type of Common Stock covered by such Option will become exercisable on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Options to purchase shares of such type of Common Stock (including any Unvested Fractional Option created on such succeeding Vesting Date) equals or exceeds one whole Option, with any excess treated as an Unvested Fractional Option thereafter subject to the application of this Section 3(b). Any Unvested Fractional Option comprising part of a whole Option that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Option.
(c)    Notwithstanding the foregoing, subject to the provisions of Schedule I hereto, (i) in the event that any date on which Options would otherwise become exercisable is not a Business Day, such Options will become exercisable on the first Business Day following such date, (ii) all Options will become exercisable on the date of the Grantee’s termination of employment or, if the Grantee is a Nonemployee Director of the Company, on the date of the Grantee’s termination of service as such if (A) the Grantee’s employment with the Company or a Subsidiary or service as a Nonemployee Director, as applicable, terminates by reason of Disability or (B) the Grantee dies while employed by the Company or a Subsidiary or while serving as a Nonemployee Director of the Company, as applicable, and (iii) if the Grantee is an employee and the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, or if the Grantee voluntarily terminates the Grantee’s employment pursuant to a Voluntary Termination for Good Reason (each, a “Protected Termination”) and the Protected Termination occurs within 24 months following the closing date of an Approved Transaction in which any Options that remain outstanding and unvested as of such closing date are not otherwise accelerated in connection with such Approved Transaction in accordance with the terms of the Plan, then, effective as of the date of such Protected Termination, any Options that remain outstanding and unvested as of such termination date will become exercisable on such termination date.
(d)    To the extent the Options become exercisable, subject to Section 7, such Options may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Term or earlier termination thereof.

(e)    The Grantee acknowledges and agrees that the Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations from time to time after the date hereof with respect to the exercise of the Options and that the exercise by the Grantee of Options will be subject to the further condition that such exercise is made in accordance with all such rules and regulations as the Plan Administrator may determine are applicable thereto.
(f)    For purposes of this Agreement, a “Voluntary Termination for Good Reason” means a voluntary termination by the Grantee of the Grantee’s employment with the Company and its Subsidiaries upon the occurrence of any of the following events without the Grantee’s prior consent:
(i)    a 10% or greater reduction in the Grantee’s then current base salary (defined as the Grantee’s weekly base pay in effect for the payroll period during which the Grantee’s employment is terminated, provided that weekly base pay does not in any case include overtime, bonuses, commissions, piece rate, incentive pay or taxable or nontaxable fringe benefits or payments), other than as part of an across the board reduction applicable to all eligible employees of the Company; or
(ii)    the relocation of the Grantee’s primary place of employment to a location that is more than 50 miles from the Grantee’s primary place of employment as of the Grantee’s termination date.
No termination shall constitute a Voluntary Termination for Good Reason unless all of the following provisions shall have been complied with: (x) the Grantee shall have given the Company written notice of the Grantee’s intention to effect a Voluntary Termination for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Voluntary Termination for Good Reason is based and to be given no later than 30 days after the initial occurrence of such circumstances; (y) the Company shall have 30 days after receiving such notice in which to cure such grounds; and (z) if the Company fails, within such 30-day period, to cure such grounds, the Grantee terminates the Grantee’s employment with the Company and its Subsidiaries within 10 days following the last day of such 30-day period. If the Company timely cures such grounds in accordance with the preceding sentence, the Grantee shall not be entitled to terminate the Grantee’s employment pursuant to a Voluntary Termination for Good Reason based on such grounds.
4.    Manner of Exercise. Options will be considered exercised (as to the number of Options specified in the notice referred to in Section 4(c)(i)) on the latest of (a) the date of exercise designated in the written notice referred to in Section 4(c)(i), (b) if the date so designated is not a Business Day, the first Business Day following such date or (c) the earliest Business Day by which the Company has received all of the following:

(i)    Written notice, in such form as the Plan Administrator may require, containing such representations and warranties as the Plan Administrator may require and designating, among other things, the date of exercise and the number and type of shares of Common Stock to be purchased by exercise of Options (each, an “Option Share”);
(ii)    Payment of the applicable Base Price for each Option Share in any (or a combination) of the following forms: (A) cash, (B) check, (C) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay such Base Price (and, if applicable, the Required Withholding Amount as described in Section 5) or (D) at the option of the Company, the delivery of irrevocable instructions via the Company’s online grant and administration program for the Company to withhold the number of shares of Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) required to pay such Base Price (and, if applicable, the Required Withholding Amount as described in Section 5) that would otherwise be delivered by the Company to the Grantee upon exercise of the Options; and
(iii)    Any other documentation that the Plan Administrator may reasonably require.
5.    Mandatory Withholding for Taxes. The Grantee acknowledges and agrees that the Company will deduct from the shares of Common Stock otherwise payable or deliverable upon exercise of any Options that number of shares of the applicable Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) the value of which is equal to the amount of all federal, state and other governmental taxes required to be withheld by the Company or any Subsidiary of the Company upon such exercise, as determined by the Company (the “Required Withholding Amount”), unless provisions to pay such Required Withholding Amount have been made to the satisfaction of the Company. If the Grantee elects to make payment of the applicable Base Price by delivery of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay such Base Price, such instructions may also include instructions to deliver the Required Withholding Amount to the Company. In such case, the Company will notify the broker promptly of its determination of the Required Withholding Amount.
6.    Payment or Delivery by the Company. As soon as practicable after receipt of all items referred to in Section 4, and subject to the withholding referred to in Section 5, the Company will (a) deliver or cause to be delivered to the Grantee certificates issued in the Grantee’s name for, or cause to be transferred to a brokerage account through The Depository Trust Company a book-entry position for the benefit of the Grantee for, the number of shares of Common Stock purchased by exercise of Options and (b) deliver any cash payment to which the Grantee is entitled in lieu of a fractional share of Common Stock as provided in Section 2. Any delivery of shares of Common Stock will be deemed effected for all purposes when certificates representing such shares have been delivered personally to the Grantee or, if delivery is by mail, when the stock transfer agent of the

Company has deposited the certificates in the United States mail, addressed to the Grantee, or, in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates a book-entry transfer of the shares to a brokerage account through The Depository Trust Company for the benefit of the Grantee, as applicable, and any cash payment will be deemed effected when a check from the Company, payable to the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to the Grantee or deposited in the United States mail, addressed to the Grantee.
7.    Early Termination of Options. Subject to any longer period of exercisability specified on Schedule I hereto, or hereafter established by the Plan Administrator, the Options will terminate, prior to the expiration of the Term, at the times and under the circumstances specified below:
(a)    Subject to Section 7(b), if the Grantee’s employment with the Company or a Subsidiary is terminated or, if the Grantee is a Nonemployee Director of the Company, if the Grantee’s service to the Company as such is terminated, in each case other than (i) by the Company or such Subsidiary for Cause or (ii) by reason of death or Disability, then the Options will terminate at the Close of Business on the first Business Day following the expiration of the 90-day period that began on the date of termination of the Grantee’s employment, or, in the case of a Nonemployee Director of the Company, at the Close of Business on the first Business Day following the expiration of the one-year period that began on the date of termination of the Grantee’s service as a Nonemployee Director of the Company.
(b)    If the Grantee dies while employed by the Company or a Subsidiary or while serving as a Nonemployee Director of the Company, as applicable, or prior to the expiration of a period of time following termination of the Grantee’s employment or service during which the Options remain exercisable as provided in Section 7(a) or Section 7(c), as applicable, the Options will terminate at the Close of Business on the first Business Day following the expiration of the one-year period that began on the date of the Grantee’s death.
(c)    Subject to Section 7(b), if the Grantee’s employment with the Company or a Subsidiary terminates by reason of Disability, or, if the Grantee is a Nonemployee Director of the Company, if the Grantee’s service to the Company as such is terminated by reason of Disability, then the Options will terminate at the Close of Business on the first Business Day following the expiration of the one-year period that began on the date of termination of the Grantee’s employment or service.
(d)    If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary for Cause or, if the Grantee is a Nonemployee Director of the Company, if the Grantee’s service to the Company as such is terminated for Cause, then the Options will terminate immediately upon such termination of the Grantee’s employment or service.

In any event in which Options remain exercisable for a period of time following the date of termination of the Grantee’s employment or service as provided above or on Schedule I, the Options may be exercised during such period of time only to the extent the same were exercisable as provided in Section 3 effective as of such date of termination of the Grantee’s employment or service, after giving effect to any acceleration of vesting provided for in the Plan or on Schedule I hereto. Notwithstanding any period of time referenced in this Section 7 or any other provision of this Section 7 that may be construed to the contrary, the Options will in any event terminate upon the expiration of the Term.
Unless the Plan Administrator otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company. Unless the Plan Administrator otherwise determines, however, any such change of employment that is not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.
8.    Nontransferability. Options are not transferable (either voluntarily or involuntarily), before or after the Grantee’s death, except as follows: (a) during the Grantee’s lifetime, pursuant to a domestic relations order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after the Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any Person to whom Options are transferred in accordance with the provisions of the preceding sentence shall take such Options subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions applicable to the Grantee under this Agreement will continue to be applied with respect to the Grantee, including in respect of the transferred Options. Options are exercisable only by the Grantee (or, during the Grantee’s lifetime, by the Grantee’s court appointed legal representative) or a person to whom the Options have been transferred in accordance with this Section 8.
9.    No Stockholder Rights. Prior to the exercise of Options in accordance with the terms and conditions set forth in this Agreement, the Grantee will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock represented by the Options, nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.18 of the Plan.
10.    Adjustments.
(a)    The Options will be subject to adjustment (including, without limitation, as to the Base Price) in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.

(b)    In the event of any Approved Transaction, Board Change or Control Purchase following the Grant Date, the Options may become exercisable in accordance with Section 10.1(b) of the Plan.
11.    Restrictions Imposed by Law. Without limiting the generality of Section 10.9 of the Plan, the Grantee will not exercise the Options, and the Company will not be obligated to make any cash payment or issue or cause to be issued any shares of Common Stock, if counsel to the Company determines that such exercise, payment or issuance would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the exercise of the Options or the resulting payment of cash or issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.
12.    Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the Company’s then-current headquarters, which as of the date hereof is the address specified for the Company on Schedule I hereto. Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail or overnight courier, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
13.    Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.8(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee:
(a)    this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby in any material respect or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)    subject to any required action by the Board of Directors or the stockholders of the Company, the Options granted under this Agreement may be canceled by the

Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Options to the extent then exercisable in any material respect.
14.    Grantee Employment or Status as a Director. Nothing contained in this Agreement, and no action of the Company or the Plan Administrator with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or as a Nonemployee Director of the Company or interfere in any way with the right of the Company or any employing Subsidiary (or the Company’s stockholders in the case of a Nonemployee Director) to terminate the Grantee’s employment or service, as applicable, at any time, with or without Cause, subject to applicable law and the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.
15.    Nonalienation of Benefits. Except as provided in Section 8, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subject to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
16.    Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of New York in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum. THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE GRANTEE IS HEREBY RELINQUISHING HIS OR HER RIGHT TO A JURY TRIAL IN CIVIL COURT WITH RESPECT TO ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THE PLAN OR THIS AGREEMENT.
17.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
18.    Rules by Plan Administrator. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Plan Administrator may adopt from time to time.

19.    Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Sections 8 and 15, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
20.    Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement by acknowledging acceptance of the Award through the online grant and administration program utilized by the Company or such other means as the Company shall determine in its sole discretion.
21.    Section 409A Compliance. To the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) is applicable to the Grantee in connection with the Award, if any provision of this Agreement would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.
22.    Clawback Policy. Notwithstanding any other provisions in the Plan or this Agreement, this Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other applicable law, as amended or superseded from time to time.

Schedule I
to CommerceHub, Inc.
Nonqualified Stock Option Agreement

Grantee	[●]
Number of Options	[●]
Grant Date	[●]
Issuer/Company	CommerceHub, Inc., a Delaware corporation
Common Stock	Series C common stock
Plan	CommerceHub, Inc. 2016 Omnibus Incentive Plan
Plan Administrator
[The Compensation Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan] [NTD: Insert for grants to employees]
[The Board of Directors of the Company] [NTD: Insert for grants to Nonemployee Directors]

Option Termination Date	[●]
Base Price	$[●]
Vesting Schedule	[●]

Other Terms and Conditions
[NTD: Include the following provisions on Schedule I to Option Agreements for UK Grantees:
Section 5 of the Agreement shall be replaced in its entirety with the following:
“5. Withholding for Taxes.
(a) The Grantee acknowledges and agrees that the Company will either deduct from the shares of Common Stock otherwise payable or deliverable upon exercise of any Options that number of shares of Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) that is equal to the amount of the Tax Liability, as determined by the Committee (the “Required Withholding Amount”), or require the Grantee to enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability and the Grantee irrevocably agrees to enter into such arrangements if so required.
(b) The Grantee irrevocably acknowledges and agrees that (i) the Company or any employing Subsidiary may recover the whole or any part of any secondary class 1 (employer) national insurance contributions that the Company or the employing Subsidiary is liable to account for as a consequence of the exercise of Options; and (ii) at the request of the Company or any employing Subsidiary, the Grantee shall immediately join that person in making a joint election (in a form approved by HM Revenue & Customs) to transfer to the Grantee the whole or any part of the liability for secondary class 1 (employer) national insurance contributions.
(c) If the Grantee elects to make payment of the purchase price by delivery of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, such instructions may also include instructions to deliver the Required Withholding Amount to the Company. In such case, the Company will notify the broker promptly of the Committee’s determination of the Required Withholding Amount.
(d) The Grantee irrevocably agrees to enter into a joint election in respect of the Common Stock deliverable upon exercise of his Options under section 431(1) or section 431(2) of the United Kingdom Income Tax (Earnings and Pensions) Act 2003, if required to do so by the Company, his employer or former employer on or before the date of exercise of the Options.
“Tax Liability” means all income tax and social security contributions that the Company or any employing Subsidiary is liable to account for as a consequence of the exercise of Options including PAYE income tax and primary class 1 (employee) national insurance contributions and any secondary class 1 (employer) national insurance contributions to the extent that these can be lawfully recovered from the Holder.
A new Section 23 is hereby added to the Agreement as follows:
“23. Data Privacy.
(a) The Grantee’s acceptance hereof shall evidence the Grantee’s explicit and unambiguous consent to the collection, holding, processing, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Grantee’s employer (the “Employer”) and the Company and its Subsidiaries and Affiliates for the exclusive purposes of implementing, administering and managing the Grantee’s participation in the Plan and for all purposes connected with the Options, including:
(i) the holding and maintenance of details of the Options;
(ii) the transfer of the Grantee’s personal data to the trustee of an employee benefit trust, the Company's registrars or brokers or any administrators of the Company's share incentive arrangements; and
(iii) the transfer of the Grantee’s personal data to a prospective buyer of the Company or any Subsidiary or business unit that employs the Grantee, and the prospective buyer’s professional advisers.
(b) The Grantee understands that the Company and its Subsidiaries and the Employer may hold certain personal data about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any shares of stock or directorships or other positions held in the Company, its Subsidiaries and Affiliates, details of all options, stock appreciation rights, restricted stock, restricted stock units or any other entitlement to shares of stock or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan.
The terms “personal data,” “data subject” and “processing,” as used in this Agreement, shall have the same meanings as they are given in the United Kingdom Data Protection Act 1998.
(c) The Grantee understands and consents to the collection, holding, processing and transfer of the Grantee’s personal data being transferred to any third parties assisting in the implementation, administration and management of the Plan that is a resident of or located in a country or territory outside the European Economic Area (including the United States) that may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the personal data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the personal data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such personal data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired with respect to an Award.
(d) The Grantee consents to and understands that personal data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee may, by contacting in writing the Grantee’s local human resources representative, request access to their personal data. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact the Grantee’s local human resources representative.”]

Company Notice Address	CommerceHub, Inc. 201 Fuller Rd, 6th Floor Albany NY 12203 Attn: General Counsel